Exhibit 3.1

AMENDMENT NO. 2

TO THE

BY-LAWS

OF

THE QUIGLEY CORPORATION

DATED NOVEMBER 27, 2007

The By-laws are hereby amended as follows:

That Section 1 of ARTICLE VII of the By-laws is hereby deleted in its entirety and replaced with the following:

Section 1. CERTIFICATES FOR SHARES: Notwithstanding any other provision in these By-Laws, any or all classes and series of shares of the corporation, or any part thereof, may be represented by uncertificated shares, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the corporation.  Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof, a written notice containing the information required to be set forth or stated on certificates.  The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class or series shall be identical.  If certificates for the shares of the corporation are issued, each will be in such form as shall be determined by the Board of Directors.  Such certificates shall be signed by the president or vice president and countersigned by the secretary or an assistant secretary and sealed with the corporation seal or a facsimile thereof.  The signatures of such officers upon a certificate may be facsimile signatures if the certificate is manually signed on behalf of a transfer agent or a registrar other than the corporation or an employee of the corporation.  Each certificate for shares shall be consecutively numbered or otherwise identified.  The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation.  All certificates surrendered to the corporation for transfer shall be cancelled and no new certificates shall be issued until the former certificates for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed or mutilated certificate, a new one may be issued therefor upon such terms and indemnity to the corporation as the Board of Directors may prescribe.